EXHIBIT 99.1
Investors and Press Contact:
Kathy Bayless
Chief Financial Officer
(408) 576-2000
ir_web@komag.com
Komag Reports Record Revenue and EPS
for the Fourth Quarter and 2005 Fiscal Year
FOR IMMEDIATE RELEASE
SAN JOSE, Calif., January 25, 2006 — Komag, Incorporated (Nasdaq: KOMG), a leading independent supplier of thin-film media for disk drives, today announced record revenue for the fourth quarter and 2005 fiscal year of $192.9 million and $685.9 million, respectively. Diluted earnings per share for the fourth quarter and 2005 fiscal year were also a record level of $1.07 and $3.55, respectively.
For comparison, third quarter 2005 revenue, and diluted earnings per share were $180.0 million, and $0.97, respectively. Revenue, and diluted earnings per share in the fourth quarter of 2004 were $131.2 million and $0.51, respectively.
For the 2004 fiscal year ended January 2, 2005, revenue and diluted earnings per share were $458.4 million and $1.71, respectively.
T.H. Tan, Komag’s Chief Executive Officer stated, “We are very proud of our 2005 record level financial results. Overall demand for our products was very strong during 2005, our revenue increased 50% in 2005 over the prior year primarily due to an increase in finished disk shipments. Net income was $115.6 million, a 125% increase over the prior year and diluted earnings per share increased 108% in 2005. I would like to thank all of our employees for their outstanding contributions to a record year.”
Fourth Quarter Review
Sales to Maxtor, Western Digital, Hitachi Global Storage Technologies, and Seagate accounted for 31%, 30%, 20% and 14% of total revenue in the fourth quarter of 2005, respectively. Total finished disk shipments were 29.7 million in the fourth quarter of 2005. Finished disk shipments for desktop and consumer electronics applications together represented 94% of Komag’s fourth quarter 2005 unit shipment volume. Disks for high-end server drives represented 6% of finished disk shipments in the fourth quarter of 2005.
High capacity 3.5-inch advanced disks at storage capacities of 100GB and greater represented approximately 36% of Komag’s total finished disk shipments in the fourth quarter. These disks are primarily targeted for multi-platter consumer applications. These rapidly growing applications include PVR, DVR, HDTV, external storage, gaming and other home entertainment devices.
Other revenue, which includes sales of aluminum substrates, nickel-plated polished aluminum substrates and textured substrates, was 13% of total revenue in the fourth quarter of 2005. Komag is the world’s largest hard disk aluminum substrate manufacturer. Disk substrates are primarily produced for internal use in the manufacture of finished disks. In addition, the high quality of Komag’s substrates has led to continuing market opportunities to sell substrates externally.
Business Outlook
“We exited 2005 with supply and demand for finished media and substrates tighter than when we entered the year. Early indications for 2006 are that overall demand continues to be very strong and our factories are continuing to run at full manufacturing capacity. With the completion of the installation and qualification of equipment from our first capacity expansion, we expect to have approximately 31 million units of finished disk capacity in the first quarter of 2006. Based on current demand, we expect total revenue in the first quarter of 2006 to increase 2% to 4% from the fourth quarter of 2005. Net margin in the first quarter is currently expected to be similar to the fourth quarter at approximately 17% to 18%.
Additionally, in an attempt to keep up with the growing demand for media in 2006, our second capacity expansion is in process at our existing manufacturing sites in Malaysia. This additional capacity is planned to start to become available beginning in the second half of 2006 with total capacity of approximately 40 million disks per quarter by the end of 2006.
Our current capacity expansion plans are based on strategic supply agreements with several of our customers. As part of these agreements, Komag has made certain commitments to increase capacity and our customers have agreed to purchase certain amounts of media. In addition, our customers have agreed to make certain pre-payments for media to help mitigate the cash impact of the capital spending required for Komag to increase capacity.
We believe that these arrangements with our customers are the right strategy to allow for prudent capacity increases to meet the continuing growing demand for media, as disk drives further expand penetration into multiple growing consumer applications. We expect to fund the capital spending for the capacity expansions of both our finished media, as well as substrates, from cash generated from operations and the pre-payment arrangements. Total capital spending for 2006 is currently expected to approximate $200 million to $250 million.
In December of 2005, Seagate and Maxtor announced that Seagate plans to acquire Maxtor. Both Seagate and Maxtor are customers of Komag and we have strategic supply agreements with both. Also in December of 2005, Seagate and Komag reaffirmed our strategic relationship. Upon the closing of the acquisition of Maxtor by Seagate, Seagate would be the successor to the strategic supply agreement between Maxtor and Komag. We anticipate that after the closing of the acquisition we will be supplying Seagate volumes of media that approximate the sum of both the Seagate and Maxtor agreements.
Komag is committed to continuing to support the growing demand for digital storage by maintaining our low cost manufacturing structure, providing advanced technology products and providing rational capacity increases, as appropriate with strategic supply arrangements with our customers, all with the goals of growing our business and providing financial returns to our stockholders,” said Mr. Tan.
About Komag
Founded in 1983, Komag is a leading independent supplier of thin-film disks, the primary high-capacity storage medium for digital data. Komag leverages the combination of its world-class U.S. research and development center and Malaysian manufacturing operations to produce disks that meet the high-volume, stringent quality, low cost and demanding technology needs of its customers. By enabling rapidly improving storage density at ever-lower cost per gigabyte, Komag seeks to create extraordinary value for consumers of computers, enterprise storage systems and electronic appliances such as digital video recorders, game boxes and consumer electronic storage systems.
For more information about Komag, visit Komag’s Internet home page at http://www.komag.com. The Investors section of the website provides a variety of financial and investor information, including an investor presentation. To request an investor packet, call Komag’s Investor Relations at 408-576-2901.
Forward-Looking Statements
This press release contains certain “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and are subject to the safe harbors created thereby. These statements represent the Company’s current judgment and include, but are not limited to, the expectation that revenue in the first quarter of 2006 will be 2% to 4% higher than the fourth quarter of 2005, the Company’s expectation that net margin will be approximately 17% to 18% in the first quarter of 2006, the Company’s ability to increase capacity during 2006 and the expected amounts of such increased capacity, the Company’s projected capital spending of approximately $200 million to $250 million in 2006, the Company’s expectation that the capital spending for the capacity expansions will be funded from cash generated from operations and the pre-payment arrangements, the Company’s expectation that after the closing of the Seagate and Maxtor merger the Company will be supplying Seagate approximately the sum of the unit volumes in both the Seagate and Maxtor agreements, the Company’s ability to accurately estimate net margin, the market for unit shipments of disks and disk drives and the Company’s belief in continued increased demand trends, the benefits of its increased capacity arrangements with its customers and market growth opportunities. The Company’s actual results for future periods could differ materially from those projected in such forward-looking statements. Factors that could cause actual results to differ include, but are not limited to, the Company’s ability to achieve its operating yield, cost and profitability targets, changes in the currency exchange rate for the Malaysian ringgit as a result of the managed float system, continued customer demand and the impact of demand variation on factory utilization, the performance by the Company and its customers of their obligations under the respective increased capacity arrangements, changes in demand as a result of the proposed Seagate/Maxtor merger or otherwise, the Company’s ability to increase its capacity, variability in demand and associated impact on average selling price of disks, the Company’s ability to satisfy customer qualification requirements and meet shipping demands, the Company’s expectation that industry unit demand will continue to grow and not decline and the Company’s ability to produce new generation disks in volume and the other factors described in the Company’s reports filed with the Securities and Exchange Commission, including, but not limited to, its most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Komag undertakes no obligation to update forward-looking statements to reflect events or circumstances occurring after the date of such statements.

KOMAG, INCORPORATED
Consolidated Income Statements
(in thousands, except per share data)
(Unaudited)

	Three Months	Three Months	Three Months	Twelve Months	Twelve Months
	Ended	Ended	Ended	Ended	Ended
	January 1, 2006	October 2, 2005	January 2, 2005	January 1, 2006	January 2, 2005

Net Sales	$192,920	$180,011	$131,229	$685,946	$458,377
Cost of Sales	138,217	129,124	100,838	497,213	346,260

Gross Profit	54,703	50,887	30,391	188,733	112,117
Gross Profit %	28.4%	28.3%	23.2%	27.5%	24.5%

Research, Development, and Engineering Expense	12,830	12,054	10,398	48,873	40,783
Selling, General, and Administrative Expense	6,210	6,090	4,795	23,622	17,980
(Gain) Loss on Disposal of Assets	(345)	400	(398)	(1,694)	(1,028)

Operating Income	36,008	32,343	15,596	117,932	54,382
Interest Income	1,981	1,552	520	5,327	1,371
Interest Expense	(441)	(441)	(432)	(1,765)	(3,176)
Other Expense, Net	(67)	(297)	(9)	(415)	(151)

Income before Income Taxes	37,481	33,157	15,675	121,079	52,426
Provision for (Benefit from) Income Taxes	2,246	1,175	(75)	5,442	1,071

Net Income	$35,235	$31,982	$15,750	$115,637	$51,355

Net Income %	18.3%	17.8%	12.0%	16.9%	11.2%

Basic Net Income per Share	$1.20	$1.09	$0.56	$3.99	$1.88

Diluted Net Income per Share	$1.07	$0.97	$0.51	$3.55	$1.71

Basic Shares Outstanding	29,476	29,396	27,975	29,003	27,384

Diluted Shares Outstanding	33,329	33,381	31,875	33,042	31,017

KOMAG, INCORPORATED
Consolidated Balance Sheets
(in thousands)

	January 1, 2006	January 2, 2005
ASSETS	(Unaudited)	(NOTE 1)

Cash, Cash Equivalents, and Short-Term Investments	$205,034	$104,110
Receivables, Net	116,217	79,213
Inventories	54,000	35,815
Prepaid Expenses and Deposits	1,846	1,815

Total Current Assets	377,097	220,953

Property, Plant, and Equipment, Net	351,046	205,642
Other Assets	3,308	4,500

TOTAL ASSETS	$731,451	$431,095

LIABILITIES AND STOCKHOLDERS’ EQUITY

Trade Accounts Payable	$97,901	$43,082
Other Liabilities	131,483	19,887

Total Current Liabilities	229,384	62,969

Long-Term Debt	80,500	80,500
Long-Term Deferred Rent	2,562	—

Stockholders’ Equity	419,005	287,626

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$731,451	$431,095

NOTE 1: The Consolidated Balance Sheet at January 2, 2005 was derived from the audited financial statements.